EXHIBIT 10.1(C)

AMENDMENT NO. 8
TO THE
CENTURYLINK RETIREMENT PLAN

WHEREAS, the CenturyTel Retirement Plan (“Plan”) was amended and restated by CenturyTel, Inc. (the “Company”) effective December 31, 2006;

WHEREAS, effective May 20, 2010, the name of the Plan changed to CenturyLink Retirement Plan to correspond with the change in the Company’s name to CenturyLink, Inc.;

WHEREAS, the Company desires to amend the Plan to limit the eligibility of nonrepresented employees to participate in the Plan, to curtail accrual of benefits for the existing nonrepresented participants, and to provide a 5-year transition period during which specified benefits that have already accrued will be increased by a fixed percentage each year; and

WHEREAS, pursuant to Section 12.2 of the Plan, the Company reserves the right to amend the Plan in whole or in part;

NOW, THEREFORE, the Plan is amended effective as of January 1, 2011 unless otherwise provided below, as follows:

I.

Section 2.14, Compensation, is amended by adding a new paragraph at the end to read in its entirety as follows:

Notwithstanding the foregoing, effective January 1, 2011, no amounts paid after December 31, 2010 shall be considered in determining a Participant’s Compensation.  The previous sentence shall not apply to Grandfathered Represented Employees.

II.

Effective December 31, 2010, the following new Sections 2.26, Grandfathered Participants, and 2.27, Grandfathered Represented Employees, are inserted immediately following the existing Section 2.25, Final Average Pay, to read in their entirety as follows. The remainder of Section 2 (beginning with the existing Section 2.26, Hours of Service) is renumbered and the relevant cross-references in the Plan are re-referenced accordingly:

2.26  Grandfathered Participants means Employees as of December 31, 2010 who are not Grandfathered Represented Employees and who have accrued a Normal Retirement Benefit as of such date.

2.27  Grandfathered Represented Employees means Eligible Employees who participate in the Plan pursuant to a collective bargaining agreement that requires the Employer to provide benefit accruals to such employees under any portion of the Plan.  Eligible Employees may be Grandfathered Represented Employees even though their collective bargaining agreement provides for benefit accruals equivalent to the accruals that were, as of December 31, 2010, provided to Employees who are not covered by a collective bargaining agreement.  Employees who are covered by a collective bargaining agreement that does not require the Employer to provide benefit accruals pursuant to the Plan, or who are covered by a collective bargaining agreement that ceases to require such accruals, are not Grandfathered Represented Employees.

III.

Section 3.1, Eligible Employee, is amended by adding a paragraph at the end thereof to read in its entirety as follows:

Notwithstanding the foregoing, an Employee is not an Eligible Employee  if his employment with an Employer began after December 31, 2010.

IV.

Section 3.4, Reassignment and Reemployment, is amended by adding a fourth and fifth paragraph to read in their entirety as follows:

Notwithstanding the foregoing provisions of this Section 3.4, effective January 1, 2011, no person whose employment with the Employer begins after December 31, 2010 shall become a Participant in the Plan.

Notwithstanding the foregoing provisions of this Section 3.4, effective January 1, 2011, a person whose employment with the Employer resumes after December 31, 2010 may resume status as a Participant in the Plan in accordance with Section 4.4.  Such a Participant shall not however resume accrual of benefits under the Plan after resuming employment, nor shall he or she resume accrual of the transition benefit set forth in Section 6.1(g)(2).

V.

Section 4.3, Credited Service, is amended by adding new paragraphs (h) and (i) to read in their entirety as follows:

(h)  Notwithstanding the foregoing provisions of this Section 4.3, effective January 1, 2011, no Credited Service shall be earned by a Participant or Eligible Employee with respect to any period of employment after December 31, 2010 for the purpose of determining the amount of the Accrued Benefit.  This Section 4.3(h) shall not apply to Grandfathered Represented Employees.

(i) Credited Service will continue to be earned by a Participant or Eligible Employee with respect to periods of employment after December 31, 2010 for the purpose of determining eligibility for a Retirement Benefit (such as eligibility for Early Retirement pursuant to Section 5.2).

VI.

Section 4.7, Transfers Between Company, Affiliates and Adopting Entities, is amended by adding new paragraphs (f) and (g) to read in their entirety as follows:

(f)  Notwithstanding the foregoing, and except as provided in Section 2.22 (Employee), in the case of an individual who transfers employment as described under (a) above on or after January 1, 2011, such individual shall not be entitled to an Accrued Benefit under this Plan with respect to any period of employment after December 31, 2010.

(g)  Notwithstanding the foregoing, and except as provided in Section 2.22 (Employee), in the case of a Grandfathered Participant who transfers employment to or from an Affiliate on or after January 1, 2011, such individual shall continue to accrue benefits pursuant to Section 6.1(g)(2).

VII.

Article 6.1 is amended by adding a new paragraph (g) to read in its entirety as follows:

Section 6.1, Freezing of Normal Retirement Benefit (and all Benefits Based Thereon); Exceptions.

(g)   Plan Freeze.  Except as otherwise stated in Sections 6.1(g)(1) and (2), and notwithstanding any other provision in the Plan to the contrary, the Normal Retirement Benefit of all Participants shall be frozen at the level accrued as of December 31, 2010, and shall not increase after such date.  The freezing of benefits pursuant to this Section 6.1(g) (as modified below) also applies to all Plan benefits that are determined by reference to the Normal Retirement Benefit (including but not limited to Early Retirement Benefits under Section 6.2, Deferred Retirement Benefits under Section 6.3, Disability Retirement Benefits under Section 6.4, Spouse’s Benefits under Section 6.5, and Benefits for Terminated Vested Participants under Section 6.6), and to any benefits provided pursuant to Schedules 6.1(a)(3) and 6.1(a)(4).  Benefits provided under Schedule 6.1(a)(5) are not determined by reference to the Normal Retirement Benefit and are unaffected by the Plan freeze under this Section 6.1(g).

(1)   Exception:  Grandfathered Represented Employees.  Grandfathered Represented Employees shall receive the Normal Retirement Benefit required under the terms of the applicable collective bargaining agreement, as reflected in such agreement and/or the Plan (including the Constituent Plans and Appendices to the Plan) for as long as required pursuant to such collective bargaining agreement.  Grandfathered Represented Employees, including those who cease to be Grandfathered Represented Employees on or after January 1, 2011, shall not be eligible for the limited annual increases to the Normal Retirement Benefit set forth in Section 6.1(g)(2), unless specifically provided under a collective bargaining agreement.

(2)   Exception:  Grandfathered Participants.  Grandfathered Participants shall receive a four percent (4%) increase to their Normal Retirement Benefit each year that they are a Grandfathered Participant, until the earlier of: (i) December 31, 2015 or (ii) the date of the Participant’s initial termination of employment with the Employer and all Affiliates.  If a Grandfathered Participant terminates employment with the Employer and all Affiliates prior to the end of a Plan Year, the increase in the prior sentence for the applicable Plan Year shall be based on the number of months credited in such Plan Year, where the increase is calculated using compound interest.  If the Grandfathered Participant works at least one day in a calendar month, he or she shall receive full credit for that month.  If any Grandfathered Participant terminates employment with the Employer and all Affiliates after December 31, 2010 and becomes reemployed with the Employer or any Affiliate before December 31, 2015, such Participant shall receive no additional increases to his or her Normal Retirement Benefit after such reemployment, and his or her Normal Retirement Benefit shall remain frozen as of his or her initial termination date after December 31, 2010.  The increases in benefits provided pursuant to this Section 6.1(g)(2) shall not apply to any benefits provided pursuant to Schedules 6.1(a)(3), 6.1(a)(4), or 6.1(a)(5).

(3)   Vesting.  The provisions of this Section 6.1(g) shall have no effect on the continued vesting of benefits pursuant to Article IV of the Plan.

IN WITNESS WHEREOF, the Employer has caused this Amendment No. 8 to be executed this 27th day of December, 2010 by its authorized representative.

CENTURYLINK, INC.

By:/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: EVP, CFO and Assistant Secretary